EXHIBIT 10.41

March 18, 2003

Elizabeth A. Fetter

2888 Sacramento Street

San Francisco, California 94115

Re:    Restricted Share Right Grant

Dear Liz:

Pursuant to its 1993 Stock Option/Stock issuance Plan (the “Plan”), QRS Corporation (the “Company”) hereby grants you Twenty Five Thousand (25,000) restricted share rights (“share rights”) with respect to its Common Stock (“Common Stock”). These share rights are granted to you in accordance with the restrictions, terms and conditions hereinafter set forth and are in all respects limited and conditioned by the provisions of the Plan.

1.    Each share right entitles you to receive one share of Common Stock on the date that the share rights vest in accordance with paragraph 2 (the “Vesting Date”). A certificate representing the shares of Common Stock will be issued without restriction on or as soon as practicable following the Vesting Date of the share right, provided that such share right has not been terminated or canceled before such date in accordance with the provisions hereinafter set forth.

2.    100% of your share rights will vest on January 1, 2006, provided that you remain employed with the Company through such date. However, if you are employed by the Company at the time of a Change of Control or Corporate Transaction (as defined below), all of your outstanding share rights, to the extent not previously vested or canceled, will immediately vest in full upon a Change in Control or a Corporate Transaction (both as defined in the Plan, except that for purposes of this agreement a Corporate Transaction shall not include any merger, whether forward or reverse, if, immediately after the merger, securities possessing 50% or more of the total combined voting power of the surviving entity or parent thereof are beneficially owned, directly or indirectly, by those persons who were the Company’s stockholders immediately before the merger in substantially the same proportion as their stockholdings immediately before the merger), except that where any excess parachute payment under Internal Revenue Code Section 280G(b) would occur when such accelerated vesting is aggregated with any other compensation that constitutes a parachute payment, such accelerated vesting will be limited to the extent necessary to assure that no excess parachute payment will occur and the remaining non-accelerated share rights will continue to vest in accordance with this agreement; provided, however, those remaining share rights shall immediately vest in full (i) at the time of a Corporate Transaction, if the successor corporation or parent thereof does not assume the remaining non-accelerated share rights or (ii) upon your employment being involuntarily terminated other than for “misconduct” (as defined below) at the time of or within twenty four (24) months after a Corporate Transaction or a Change in Control or upon your resignation at the time of or within twenty four (24) months after a Corporate Transaction or a Change in Control by reason of (a) a material reduction (15% will be deemed a material reduction) in your base compensation, your annual total target compensation, or your benefits; (b) a material reduction in your duties or responsibilities, or (c) a change in your principal place of employment that increases your commute by more than 25 miles.

Except as provided in the previous paragraph, if your employment with the Company terminates for any reason before January 1, 2006, any share right held by you that has not vested before the date of your termination of employment will be canceled automatically and will no longer be outstanding and no shares of Common Stock will be issued hereunder.

For purposes of this Agreement, “misconduct” means (i) your willful engagement in gross misconduct injurious to the Company or your commission of any act of gross negligence or malfeasance with respect to your duties incident to your employment; (ii) your willful failure to attend to the material duties assigned to you by the Board of Directors; (iii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any affiliate thereof, or (iv) your conviction for any criminal offense involving fraud or dishonesty or any similar conduct that is injurious to the reputation of the Company.

3.    The issuance of shares of Common Stock under vested share rights is subject to satisfaction of all tax withholding obligations with respect to such shares. In order to satisfy all such tax withholding obligations, at your discretion the number of shares of Common Stock which you would otherwise be entitled to receive on the Vesting Date may be reduced by that number of shares which, as of that date, has an aggregate Fair Market Value (as defined in the Plan) equal to the total amount of tax withholding obligations applicable to the shares issuable on that date.

4.    Your share rights hereunder may not be sold, assigned, transferred, alienated, subject to garnishment or otherwise encumbered in any manner other than by transfer by will or the laws of descent and distribution.

5.    The issuance of shares of Common Stock hereunder is subject to the procurement by the Company of all approvals and permits required by regulatory authorities having jurisdiction over the share rights and stock to be issued hereunder. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Common Stock hereunder will relieve the Company of any liability with respect to the non-issuance of the Common Stock as to which such approval is not obtained. The Company, however, will use its best efforts to obtain all such approvals.

6.    If any change is made to the Common Stock issuable hereunder by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, the Compensation Committee of the Board of Directors of the Company (the “Compensation

Committee”) will make appropriate adjustments to such share rights to prevent the enlargement or dilution of your rights thereunder.

7.    You will not have any rights as a shareholder with respect to the shares of Common Stock issuable hereunder until you have been issued a stock certificate for such shares. It is the intention of the parties that the Company’s obligations under your share rights are unfunded for purposes of the Internal Revenue Code and that the Employee Retirement Income Security Act of 1974 does not apply to your share rights.

8.    The Compensation Committee, may, in its discretion, modify or waive any or all of the terms, conditions or restrictions hereof, provided, however, that no such modification or waiver may, without your consent, adversely affect your rights hereunder.

9.    The Compensation Committee has full authority to administer the Plan, including authority to interpret and construe any provision thereof and hereof and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Compensation Committee are final and binding on all persons who have an interest in the Plan.

10.    This agreement does not constitute a contract of employment. Neither the grant of this share right, nor any action taken under the terms of this share right or the Plan, nor any provision of this share right or the Plan will be construed to grant you the right to remain in the employ of the Company (or any subsidiary or parent of the Company) for any period of specific duration, and the Company (or any subsidiary or parent of the Company retaining your services) may terminate your employment at any time and for any reason, with or without cause. However, nothing contained in this share right or the Plan will affect any contractual rights you may have pursuant to a written employment agreement, duly executed on behalf of the Company.

If the foregoing is satisfactory, please sign, date and return the enclosed copy of this letter to me.

Very truly yours,

/s/ LEONARD STEIN QRS Corporation Leonard Stein, Chief Development and Legal Officer

AGREED AND ACCEPTED: /s/ ELIZABETH A. FETTER
Elizabeth A. Fetter President and Chief Executive Officer